Exhibit 4.3

DAXOR CORPORATION 2020 INCENTIVE COMPENSATION PLAN

1. Purpose.

The purpose of this 2020 Incentive Compensation Plan (the “Plan”) is to assist Daxor Corporation (the “Company”) in attracting, retaining, motivating and rewarding high-quality executives, employees and non-employee directors who provide services to the Company and/or its Subsidiaries (as defined below), if any, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and stockholders of the Company.

2. Definitions.

As used in the Plan, the following words shall have the following meanings:

(a) “Award” means any award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Deferred Stock Units, Cash Awards or Bonus Stock granted to an Eligible Person pursuant to the provisions of the Plan;

(b) “Award Agreement” means the written agreement evidencing an Award under the Plan;

(c) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 9(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate;

(d) “Board of Directors” means the Board of Directors of the Company;

(e) “Bonus Stock” means Common Stock granted to an Eligible Person under Section 6(h) hereof;

(f) “Cash Award” means an award denominated in cash granted to an Eligible Person under Section 6(g) hereof;

(g) “Change in Control” means any of the following:

(i) any one person or more than one person acting as a group acquires ownership of shares of the Company that, together with the shares of the Company held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the shares of the Company, the acquisition of additional shares by the same person or persons shall not constitute a Change in Control under clause (i) or (ii) of this Section 2(g). An increase in the percentage of shares of the Company owned by any one person or persons acting as a group as a result of a transaction in which the Company acquires its own shares in exchange for property will be treated as an acquisition of shares of the Company by such person or persons for purposes of this Section 2(g) (i). This Section 2(g)(i) applies only when there is a transfer of shares of the Company (or issuance of shares of the Company) and shares in the Company remain outstanding after the transaction;

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(ii) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, ownership of shares of the Company having 35% or more of the total voting power of the shares of the Company; provided, however, that if any one person or more than one person acting as a group so acquires 35% or more of the total voting power of the shares of the Company, the acquisition of additional control of the Company by the same person or persons shall not constitute a Change in Control;

(iii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of such appointment or election; or

(iv) any one person or more than one person acting as a group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that a transfer of assets by the Company shall not be treated as a Change in Control if the assets are transferred to (A) a stockholder of the Company immediately before the asset transfer in exchange for or with respect to shares of the Company, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person or more than one person acting as a group that owns, directly or indirectly, shares of the Company having 50% or more of the total fair market value or total voting power of the Company or (D) an entity, at least 50% of the total value or voting power of which is owned by a person or persons described in clause (B) above; and provided, further, that for purposes of clauses (A), (B), (C) and (D) above, a person’s status is determined immediately after the transfer of the assets. For purposes of this Section 2(g)(iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent of the Company that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Code Section 409A. If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto;

(i) “Committee” means the members of the Board of Directors who (i) are not “interested persons” of the Company within the meaning of the Investment Company Act and (ii) are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, or such other committee designated by the Board of Directors consisting only of directors who meet the foregoing requirements.

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(j) “Common Stock” means common stock of the Company and such other securities as may be substituted (or resubstituted) for Common Stock pursuant to Section 9(c) hereof;

(k) “Deferred Stock Unit” means a right, granted to an Eligible Person under Section 6(f) hereof, to receive Common Stock, cash or a combination thereof at the end of a specified deferral period;

(l) “Disabled” means, unless otherwise determined by the Committee and set forth in an Award Agreement, that a Participant is, as determined in the Committee’s sole discretion (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a period of not less than 12 months;

(m) “Dividend Equivalents” means an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable by the Company on one share of Common Stock to stockholders of record;

(n) “Effective Date” means the date on which the Company’s stockholders approve the adoption of the Plan;

(o) “Eligible Persons” means (i) any person, including officers and directors, in the regular employment of the Company and/or any Subsidiary on a full-time basis and (ii) any Non-Employee Director of the Company;

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto;

(q) “Fair Market Value” means a price that is based on the opening, closing, actual, high or low sale price, or the arithmetic mean of selling prices of, a share of Common Stock, on the NYSE American LLC (or such other national securities exchange or automated inter-dealer quotation system on which the Common Stock is principally trading) on the applicable date, the preceding trading day, the next succeeding trading day, or the arithmetic mean of selling prices on all trading days over a specified averaging period weighted by volume of trading on each trading day in the period that is within 30 days before or 30 days after the applicable date, as determined by the Committee in its discretion; provided that, if an arithmetic mean of prices is used to set a grant price or an exercise price for an Option or Stock Appreciation Right, the commitment to grant the applicable Award based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with Treasury Regulation §1.409A-1(b)(5)(iv)(A). The method of determining Fair Market Value with respect to an Award shall be determined by the Committee and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided that, if the Committee does not specify a different method, then the Fair Market Value of a share of Common Stock as of a given date shall be the closing price of a share of Common Stock as reported on the NYSE American LLC (or such other national securities exchange or automated inter-dealer quotation system on which the Common Stock is principally trading) on the trading day immediately preceding the relevant date, or if no sale of the Common Stock is reported for such date, the next preceding day for which there is a reported sale;

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(r) “Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, including rules thereunder and successor provisions and rules thereto;

(s) “Non-Employee Director” means a director of the Company who is not, at the time an Award is to be granted under the Plan, an employee of the Company or any of its Subsidiaries;

(t) “Option” means a right, granted to an Eligible Person under Section 6(b) hereof, to purchase Common Stock at a specified price during specified time periods. Options may be either “incentive stock options” that are intended meet the requirements of Section 422 of the Code, or “nonqualified stock options” that are not intended to meet the requirements of Section 422 of the Code.

(u) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person;

(v) “Performance Award” means an Award granted to an Eligible Person which is conditioned upon satisfaction, during a period of at least one year but in no event more than ten years, of performance criteria established by the Committee;

(w) “Restricted Stock” means an award of Common Stock granted to an Eligible Person under Section 6(d) hereof;

(x) “Restricted Stock Unit” means an award that represents the right to receive Common Stock granted to an Eligible Person under Section 6(e) hereof;

(y) “Retirement” means, unless the Committee determines otherwise, retirement under the provisions of any Pension or Retirement Plan of the Company or of any Subsidiary then in effect;

(z) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act;

(a) “Section 409A” means Section 409A of the Code;

(aa) “Stock Appreciation Right” means a right granted to an Eligible Person under Section 6(c) hereof; and

(bb) “Subsidiary” means (i) any corporation or other entity in which the Company, directly or indirectly, controls 50% or more of the total combined voting power of such corporation or other entity and (ii) any corporation or other entity in which the Company has a significant equity interest and which the Committee has determined to be considered a Subsidiary for purposes of the Plan.

3. Administration of the Plan.

(a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall approve, subject to and consistent with the provisions of the Plan, Eligible Persons selected to become Participants, grants of Awards, the type, number and other terms and conditions of Awards, and the terms of Award Agreements (which need not be identical for each Participant). The Committee shall have full and final authority to prescribe rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein and make all other decisions and determinations as the Company may deem necessary or advisable for the administration of the Plan. To the extent permitted by applicable law, the Committee may delegate to a subcommittee or to one or more officers of the Company, any or all of its respective authority and responsibility as the administrator of the Plan; provided that no such delegation is permitted with respect to Awards that may be settled in shares of Common Stock made to Participants who are subject to Section 16 of the Exchange Act at the time any such delegated authority or responsibility is exercised unless the delegation is to a subcommittee of the Committee consisting entirely of “non-employee directors” within the meaning of Rule 16b-3.

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(b) Manner of Exercise of Committee Authority. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, Participants, Beneficiaries, transferees under Section 9(b) hereof or other persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Board of Directors, the Committee and each member thereof shall be entitled, in good faith, to rely or act upon any report or other information furnished to it, him or her by any officer or employee of the Company, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Board of Directors and of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Board of Directors or the Committee shall not be personally liable for any action or determination taken or made, or not taken or made, in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares of Common Stock Available for Delivery. Subject to adjustment as provided in Section 9(c) hereof, the total number of shares of Common Stock reserved and available for delivery in connection with Awards under the Plan (other than any shares of Common Stock issued in payment of Dividend Equivalents) shall be 250,000, all of which may be issued pursuant to the exercise of incentive stock options. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Awards. No Award denominated by reference to shares of Common Stock may be granted if the number of shares of Common Stock to be delivered in connection with such Award exceeds the number of shares of Common Stock remaining available for grant under the Plan. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Common Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards. Shares of Common Stock subject to an Award under the Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant will again be available for Awards under the Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation. Any shares of Common Stock delivered to, or withheld by, the Company in payment of the exercise price of, or through net share settlement of, an Award or in respect of taxes required to be withheld by the Company upon exercise or settlement of an Award, or repurchased by the Company using proceeds received upon exercise of an Award, shall not become available again for purposes of the Plan.

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5. Eligibility.

(a) Eligible Persons. Awards may be granted under the Plan only to Eligible Persons, and only employees of the Company or one of its “subsidiaries” (as defined in Treas. Reg. §1-424-1(f)(2)) may be granted an award of incentive stock options within the meaning of Code Section 422.

(b) Limits. Subject to the maximum number of shares of Common Stock available for Awards under the Plan, in any thirty-six month period during which the Plan is in effect, an Eligible Person may not be granted Awards relating to more than 75,000 shares of Common Stock. No Eligible Person may be granted Awards denominated by reference to shares of Common Stock, or be issued shares of Common Stock in settlement of Awards not initially denominated by reference to shares of Common Stock, that in the aggregate exceed 35% of the shares of Common Stock initially available for delivery, as adjusted in accordance with Section 9(c); provided, however, that, for the avoidance of doubt, Cash Awards that are settled in cash shall not count against such limit. The limitations set forth in this Section 5(b) are subject to adjustment as provided in Section 9(c).

6. Specific Terms of Awards.

(a) General. Subject to the requirements of Section 3(a), Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant in an Award Agreement or thereafter (subject to Section 9(f)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding the treatment of Awards in the event of termination of employment or service on the Board of Directors by the Participant and terms permitting a Participant to make elections relating to his or her Award, to the extent permitted under Section 409A in the case of an Award that provides for a “deferral of compensation” within the meaning of Section 409A. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan, to the extent permitted under Section 409A in the case of an Award that provides for a “deferral of compensation” within the meaning of Section 409A. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the New York Business Corporation Law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b) Options. Options may be granted to Eligible Persons on the following terms and conditions:

(i) Incentive Stock Options. The Committee shall determine whether an Option is an “incentive stock option” which meets the requirements of Code Section 422 or a “nonqualified stock option” which does not meet the requirements of Code Section 422. In addition to the terms specified below, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Committee determines otherwise. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

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(ii) Exercise Price. The exercise price per share of Common Stock purchasable under an Option shall be not less than the Fair Market Value of a share of Common Stock on the date of grant of such Option.

(iii) Time and Method of Exercise. The Committee shall determine at the date of grant in an Award Agreement or thereafter, the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash or Common Stock, and the methods by or forms in which Common Stock will be delivered or deemed to be delivered to Participants.

(iv) Termination. Except as otherwise determined by the Committee or set forth in an Award Agreement, and subject to Section 9(d), if a Participant’s employment with the Company and its Subsidiaries terminates:

(A) by reason of the Participant’s death, then the Participant’s Options shall be exercisable, to the same extent they were exercisable immediately prior to the Participant’s death, for one year thereafter or the expiration date set forth in the applicable Award Agreements if earlier, and all of the Options that were not exercisable immediately prior to the Participant’s death shall immediately terminate and be forfeited;

(B) by reason of the Participant’s becoming Disabled or the Participant’s Retirement, then the Participant’s Options shall be exercisable, to the same extent they were exercisable immediately prior to the Participant’s date of termination, for three (3) months thereafter or the expiration date set forth in the applicable Award Agreements, if earlier and all of the Options that were not exercisable immediately prior to the Participant’s date of termination shall immediately terminate and be forfeited;

(C) for any other reason other than death or becoming Disabled or the Participant’s Retirement, then the Option shall terminate and no longer be exercisable immediately upon such termination of employment.

(c) Stock Appreciation Rights. Stock Appreciation Rights may be granted to Eligible Persons on the following terms and conditions:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive consideration (the form of which will be determined pursuant to Section 6(c)(ii) below), upon exercise thereof, equal to the excess of (A) the Fair Market Value of one share of Common Stock on the date of exercise over (B) the grant price of the Stock Appreciation Right (which shall not be less than the Fair Market Value of a share of Common Stock on the date of grant). Stock Appreciation Rights may be either freestanding or in tandem with other Awards.

(ii) Time and Method of Exercise.

(A) The Committee shall determine at the date of grant in an Award Agreement or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, the method of settlement, the form of consideration payable in settlement, the method by or forms in which Common Stock will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award and any other terms and conditions of any Stock Appreciation Right.

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(B) To the extent that any Stock Appreciation Right that shall have become exercisable shall not have been exercised or cancelled or, by reason of any termination of employment, shall have become non-exercisable, it shall be deemed to have been exercised automatically, without any notice of exercise, on the last day on which it is exercisable, provided that any conditions or limitations (including limitations set forth in Section 6(c)(iii)) on its exercise (other than (x) notice of exercise and (y) exercise or election to exercise during the exercise period prescribed in Section 6(c)(ii)(A)) are satisfied and the Stock Appreciation Right shall then have value. Such exercise shall be deemed to specify that, subject to determination by the Committee as provided in Section 6(c)(ii)(A), the holder elects to receive cash and that such exercise of a Stock Appreciation Right shall be effective as of the time of the exercise.

(iii) Termination. Except as otherwise determined by the Committee and set forth in an Award Agreement, and subject to Section 9(d), termination of employment or service with the Company shall have the same effect on Stock Appreciation Rights as does termination on Options as set forth in Section 6(b)(iii).

(d) Restricted Stock. Restricted Stock may be granted to Eligible Persons on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant in an Award Agreement or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture. Except as otherwise determined by the Committee, effective immediately after termination of employment or service with the Company during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

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(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock and that the Company retain physical possession of the certificates. In addition, the Committee may require that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock whether certificated or uncertificated.

(iv) Dividends, Capital Gains Distributions and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends or capital gains distributions paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock. Except as otherwise determined by the Committee, Common Stock distributed in connection with a stock split, stock dividend or capital gains distribution, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed.

(e) Restricted Stock Units. Restricted Stock Units may be granted to Eligible Persons on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Units shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, effective immediately after termination of employment or service with the Company during the applicable restriction period, Restricted Stock Units that are at that time subject to restrictions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

(iii) Dividend Equivalents. If and to the extent provided for in the applicable Award Agreement, a recipient of Restricted Stock Units may be entitled to receive Dividend Equivalents in respect of such Restricted Stock Units or any portion thereof as specified in the applicable Award Agreement equal to the amount or value of any cash or other dividends or distributions payable on an equivalent number of shares of Common Stock. Any such Dividend Equivalents shall be paid in shares of Common Stock, cash or a combination thereof, and may be paid concurrently with dividend payments, credited to an account and paid at the time of settlement of the Restricted Stock Units, or may be deemed reinvested in additional Restricted Stock Units, as provided for in the applicable Award Agreement.

(f) Deferred Stock Units. Deferred Stock Units may be granted to Eligible Persons on the following terms and conditions:

(i) Grant and Restrictions. Satisfaction of an Award of Deferred Stock Units shall occur upon expiration of the deferral period specified for such Deferred Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Deferred Stock Units may be satisfied by delivery of Common Stock, cash equal to the Fair Market Value of the specified number of shares of Common Stock covered by the Deferred Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

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(ii) Forfeiture. Except as otherwise determined by the Committee, effective immediately after termination of employment or service with the Company during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock Unit), all Deferred Stock Units that are at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock Units.

(iii) Dividend Equivalents. If and to the extent provided for in the applicable Award Agreement, a recipient of Deferred Stock Units may be entitled to receive Dividend Equivalents in respect of such Deferred Stock Units or any portion thereof as specified in the applicable Award Agreement equal to the amount or value of any cash or other dividends or distributions payable on an equivalent number of shares of Common Stock. Any such Dividend Equivalents shall be paid in shares of Common Stock, cash or a combination thereof, and may be paid concurrently with dividend payments, credited to an account and paid at the time of settlement of the Deferred Stock Units, or may be deemed reinvested in additional Deferred Stock Units, as provided for in the applicable Award Agreement.

(g) Cash Awards. Cash Awards may be granted to Eligible Persons on the following terms and conditions:

(i) Grant and Restrictions. A Cash Award shall confer on the Participant to whom it is granted a right to receive cash (subject to the last sentence hereof), the amount of which may be based on the achievement, over a specified period of time, of performance goals. Cash Awards may be satisfied in cash, by delivery of the number of shares of Common Stock valued at the Fair Market Value on the payout date, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, effective immediately after termination of employment or service with the Corporation during the applicable performance period, Cash Awards that are at that time subject to restrictions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Cash Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Cash Awards.

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(h) Bonus Stock.

(i) Grant and Restrictions. Bonus Stock may be granted to Eligible Persons. Except as otherwise determined by the Committee and set forth in an Award Agreement, Bonus Stock shall vest immediately and shall not be subject to any restrictions.

(ii) Certificates for Stock. Bonus Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Bonus Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions, if any, applicable to such Bonus Stock and that the Corporation retain physical possession of the certificates. In addition, the Committee may require that the Participant deliver a stock power to the Corporation, endorsed in blank, relating to the Bonus Stock whether certificated or uncertificated.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or any Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary, to the extent permitted under Section 409A in the case of an Award that provides for a “deferral of compensation” within the meaning of Section 409A. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. Notwithstanding the foregoing, neither the Board of Directors nor the Committee shall (except pursuant to Section 9(c)) amend the Plan or any Award Agreement to reprice any Option or Stock Appreciation Right, whether by decreasing the exercise price, canceling the Award and granting a substitute Award, repurchasing the Award for cash, or otherwise.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years after the date of grant.

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash or Common Stock, and, to the extent permitted by Section 409A, may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the discretion of the Committee or upon the occurrence of one or more specified events, to the extent permitted under Section 409A in the case of an Award that provides for a “deferral of compensation” within the meaning of Section 409A. Installment or deferred payments may be required by the Committee to the extent necessary to qualify payments for deductibility under Code Section 162(m), or permitted at the election of the Participant on terms and conditions established by the Committee in accordance with Section 409A. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of other amounts in respect of installment or deferred payments denominated in Common Stock. Any payments mandatorily deferred by the Committee to qualify such payments for deductibility under Code Section 162(m shall include a reasonable rate of interest. Notwithstanding any other provision of the Plan to the contrary, no deferral will be permitted under the Plan if it will result in the Plan becoming an “employee pension benefit plan” under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is not otherwise exempt under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

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(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt under Rule 16b-3 (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b3 so that such Participant shall avoid liability under Section 16(b).

8. Performance Awards.

(a) General. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use any business criteria listed below and/or other measures of performance (including individual performance) as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions. The performance conditions shall be measured over a performance period of at least one year but in no event more than ten years, as specified by the Committee. Performance Awards shall be in cash or Common Stock, or a combination thereof, in the discretion of the Committee. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(b) Business Criteria. Performance conditions may be based on one or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), or any other criteria selected by the Committee: (1) return on net assets, return on assets, return on investment, return on capital, return on equity; (2) economic value added; (3) operating margin; (4) net income, pretax earnings, pretax earnings before interest, depreciation, amortization and/or incentive compensation, pretax operating earnings, operating earnings; (5) total stockholder return; (6) performance of managed funds; (7) increase in market share or assets under management; (8) reduction in costs; (9) expense ratios; (10) amount of net assets under management; (11) net asset value; (12) increase in the Fair Market Value of Common Stock; and (13) any of the above goals as compared to the performance of the Standard & Poor’s 500 Stock Index or any other published index deemed applicable by the Committee.

9. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Common Stock or payment of other benefits under any Award until completion of such registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules and regulations, listing requirements or other obligations.

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(b) Limits on Transferability; Beneficiaries. Except as otherwise determined by the Committee, no Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a Subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant to facilitate estate planning, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon and only to the extent permitted under Section 409A in the case of an Award that provides for a “deferral of compensation” within the meaning of Section 409A). In addition, Awards and other rights may be transferred to one or more transferees during the lifetime of the Participant pursuant to a qualified domestic relations order. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any extraordinary dividend, capital gains distribution or other distribution (whether in the form of cash, Common Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the aggregate number of shares of Common Stock subject to the Plan as set forth in Section 4(a), (ii) the number and kind of shares of Common Stock which may be delivered in connection with Awards granted thereafter, (iii) the number and kind of shares of Common Stock subject to or deliverable in respect of outstanding Awards, (iv) the exercise price or grant price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (v) the performance conditions with respect to any outstanding Performance Award. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the shares of Common Stock (including a reverse stock split), if no action is taken by the Committee, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the shares of Common Stock.

In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary or business unit, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant, provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Awards that provide for a “deferral of compensation” within the meaning of Section 409A to fail to satisfy the requirements of Section 409A.

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Participant consent is not required to adjust Awards pursuant to this Section 9(c).

(d) Change in Control.

(i) Vesting of Awards. Notwithstanding any other provision of the Plan, if a Change in Control shall occur, then, unless prior to the occurrence thereof, the Board of Directors shall determine otherwise by vote of at least two-thirds of its members, except with respect to previously granted and outstanding Awards subject to Section 409A for which no such determination may be made, (A) all Options and Stock Appreciation Rights then outstanding pursuant to the Plan shall become fully exercisable whether or not then exercisable, (B) all restrictions on all Restricted Stock awarded under the Plan shall lapse, (C) all outstanding Restricted Stock Units, Deferred Stock Units and Cash Awards shall be paid in cash or settled by the issuance of Common Stock thereunder and (D) all Performance Awards shall be paid out as if each performance period had been completed or satisfied and as if achievement of the applicable performance goals was sufficient to enable a payment equal to the maximum amount provided for in the Performance Awards.

(ii) Limitation on Payments. Except to the extent the Participant has in effect an employment or similar agreement with the Company or any affiliate or is subject to a policy that provides for a more favorable result to the Participant, upon a Change of Control, in the event that the Company’s legal counsel or accountants determine that any payment, benefit or transfer by the Company under this Plan or any other plan, agreement, or arrangement to or for the benefit of the Participant (in the aggregate, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999, then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (A) in full or (B) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (A) or (B) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that (B) results in a greater after-tax benefit to the Participant, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

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(e) Taxes.

(i) No Guarantee of Tax Treatment; Responsibility for Taxes. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant that (A) any Award intended to be exempt from Code Section 409A shall be so exempt, (B) any Award intended to comply with Section 409A shall so comply, or (C) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award. In addition, regardless of any actions taken by the Company, each Participant shall be solely responsible for determining the tax consequences to the Participant with respect to any Award and for satisfying the Participant’s federal, state, local and foreign tax obligations with respect to such Award (including, but not limited to the Participant’s Federal Insurance Contributions Act (FICA) obligation and any excise or income taxes resulting from the application of Section 409A).

(ii) Withholding. The Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Common Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee, provided that the amount to be withheld in Common Stock may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge.

(f) Changes to the Plan and Awards. The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at anytime without the consent of stockholders or Participants, except that:

(i) any amendment or alteration to the Plan shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, and the Board of Directors may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval;

(ii) subject to Section 9(c), without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award, other than actions that the Board of Directors determines are necessary to (A) comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Common Stock is then traded or (B) preserve favorable accounting or tax treatment of any Award for the Company.

The Committee may also waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto to the extent permitted by applicable law and regulations, except as otherwise provided in the Plan, and provided that, subject to Section 9(c) and Section 9(m), without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award, except to the extent that the Committee determines such action is necessary to (i) comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Common Stock is then traded or (ii) preserve favorable accounting or tax treatment of any Award for the Company .

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(g) Limitation on Rights Conferred under the Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company, (ii) interfering in any way with the right of the Company to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Common Stock in accordance with the terms of an Award.

(h) Unfunded Status of Awards, Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Common Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Common Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan except as otherwise determined by the Committee with the consent of each affected Participant.

(i) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board of Directors nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(k) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable federal law.

(l) Plan Effective Date and Stockholder Approval. The Plan has been adopted by the Board of Directors, including all of the Non-Employee Directors, and will become effective upon approval of the Plan by the stockholders of the Company. The Plan shall be reviewed by the Board of Directors no less frequently than annually. The Plan shall remain in effect until all Awards have been exercised or terminated under the terms of the Plan and applicable Award Agreements; provided, however, that incentive stock options may not be granted under the Plan after the ten-year anniversary of the Effective Date.

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(m) Compliance with Section 409A.

(i) General. The Plan and the Award Agreements are intended to either comply with or be exempt from Section 409A, and, to the maximum extent permitted, the Plan and the Award Agreements shall be interpreted and construed accordingly. Notwithstanding the foregoing, payments under the Plan and the Award Agreements will be interpreted to be exempt from Section 409A to the maximum extent possible. The Committee shall have the discretion and authority to amend the Plan or any Award Agreement at any time (without the consent of any Participant) to satisfy any requirements of Section 409A or rulings or other guidance published by the U.S. Treasury Department interpreting Section 409A (including, without limitation, correction programs). Notwithstanding anything in the Plan or any Award Agreement to the contrary, in no event shall the Company, any of its affiliates or its agents, or any member of the Board of Directors have any liability for any taxes imposed in connection with a failure of the Plan or any Award Agreement to comply with Section 409A.

(ii) Separation from Service. For purposes of any provision of the Plan or any Award Agreement that provides for the payment of an amount that is a “deferral of compensation” (within the meaning of Section 409A) upon or as a result of a termination of employment, a termination of employment shall not be deemed to have occurred unless such termination of employment is also a “separation from service” within the meaning of Section 409A.

(iii) Six Month Delay. For purposes of any provision of the Plan or any Award Agreement that provides for the payment of an amount that is a “deferral of compensation” (within the meaning of Section 409A) upon or as a result of a termination of employment, then, notwithstanding any other provision in the Plan or any Award Agreement to the contrary, to the extent required for compliance with Section 409A, such payment will not be made to an Eligible Person or Participant until the day after the date that is six months following the separation from service date (the “Specified Employee Payment Date”), but only if, as of such separation from service date, such Eligible Person or Participant is a “specified employee” (as defined under Section 409A and pursuant to any relevant procedures that the Company may establish). For the avoidance of doubt, on the Specified Employee Payment Date, the Eligible Person or Participant will be paid in a single lump sum all payments that otherwise would have been made to him or her under the Plan or any Award Agreement during that six-month period but were not because of this paragraph. This paragraph will not be applicable after the Eligible Person’s or Participant’s death.

10. Non-Employee Director Awards.

Immediately following each annual meeting of stockholders, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that annual meeting may, in the discretion of the Committee, receive an Award of up to 500 shares of vested Bonus Stock without restrictions, subject to adjustment as provided in Section 9(c).

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